Exhibit 99.1

Press Release

Source: Coates International Ltd.

GEORGE J. COATES MAKES FURTHER INVESTMENT IN COATES INTERNATIONAL, LTD. PURCHASING ANOTHER 12,749,162 SHARES OF COMPANY COMMON STOCK BY CONVERTING NOTES AND ANNOUCEMENT OF ADOPTION OF NEW STOCK INCENTIVE PLAN

Monday, June 3, 2014 for Immediate Release

WALL TOWNSHIP, N.J. – Marketwire – Coates International, Ltd. (“the Company”) (OTCQB: COTE)

On May 30, 2014, George J. Coates, President, Chief Executive Officer and majority shareholder, converted $369,726 principal amount of 17% promissory notes, due from the Company to Mr. Coates, into unregistered, restricted shares of common stock of the Company at the closing price per share of $0.029 on May 30, 2014. Accrued interest on these notes was not converted and compound interest on this accrued interest will continue to accrue. These promissory notes arose from cash lent to the Company for working capital purposes from Mr. Coates’ personal funds. Accordingly, the Company issued 12,749,162 shares of its common stock to Mr. Coates. This transaction improves the Company’s balance sheet by reducing current liabilities by $369,726 and reducing the amount of the stockholders’ deficiency by the same amount. In addition, annual interest expense will be reduced by almost $63,000. Mr. Coates stated: “I agreed to convert these promissory notes because I wanted to express my continued confidence in the Company and also felt that the recent trading price range of our stock made this an attractive opportunity.”

In addition, the Company established the 2014 Stock Option and Incentive Plan (the "Stock Plan"), which was adopted by the Board of Directors on May 30, 2014, subject to stockholder approval. The Stock Plan replaces the prior 2006 Stock Option and Incentive Plan (the “2006 Plan”), as all authorized shares of common stock under that plan have been granted. The Stock Plan contains the same provisions as the 2006 Plan. The board of directors views the Stock Plan as an important asset to incentivize and retain the Company’s key employees.The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Stock options and other stock-based awards may be granted under the Stock Plan. Incentive stock options may be granted only to employees of the Company. A total of 50,000,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares of Common Stock with respect to which awards may be granted to any employee in a calendar year under the Stock Plan shall not exceed 12,500,000. The Stock Plan is administered by the Board of Directors and the Compensation Committee.

Safe Harbor Statement:
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Please see our filings with the Securities and Exchange Commission.  Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:
Coates International, Ltd.
Phone: 732-449-7717
Fax: 732-449-0764
E-Mail: info@coatesengine.com

THE COATES OFFICIAL NEWS WEBSITE
www.coatesengine.com